Exhibit 3.3

CERTIFICATE OF AMENDMENT OF THE

FIFTH AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF

STANDARD NUCLEAR, INC.

Standard Nuclear, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is Standard Nuclear, Inc. and that the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on July 15, 2024, under the name set forth above.

SECOND: That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended, (the “Restated Certificate”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorized the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the first paragraph of Article Fourth is hereby amended and restated in its entirety to read as follows:

“FOURTH. Effective immediately upon the filing of this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) with the Delaware Secretary of State (the “Effective Time”), and without further action on the part of the Corporation or any of the holders of the Corporation’s capital stock, the following shall occur: (i) each one (1) share of the Corporation’s common stock, $0.00001 par value per share, that is issued and outstanding (the “Old Common Stock”) shall automatically convert and reconstitute into two (2) fully paid and nonassessable shares of common stock, $0.00001 par value per share, of the Corporation, and (ii) each one (1) share of the Corporation’s preferred stock, $0.00001 par value per share, that is issued and outstanding (the “Old Preferred Stock” and together with the Old Common Stock, the “Old Stock”) shall automatically convert and reconstitute into two (2) fully paid and nonassessable shares of preferred stock, $0.00001 par value per share, of the Corporation. The conversion and reconstitution described in the foregoing clauses (i)-(ii) referred to herein collectively as the “Stock Split”. No fractional shares will be issued in connection with the Stock Split effected by the preceding sentence. From and after the Effective Time, any stock certificates that, immediately prior to the Effective Time, represented the shares of Old Stock, if any, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of common stock or preferred stock, as applicable, into which such Old Stock has been converted in the Stock Split pursuant to this Certificate of Amendment.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 326,756,488. The Corporation has two classes of stock, referred to as Common Stock and Preferred Stock. There are 210,615,000 shares of authorized Common Stock, $0.00001 par value per share (“Common Stock”), and 116,141,488 shares of authorized Preferred Stock, $0.00001 par value per share (“Preferred Stock”), out of which (i) 9,999,994 shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series Seed Preferred Stock,” (ii) 65,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series Seed-1 Preferred Stock,” (iii) 26,948,464 shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series A Preferred Stock,” and (iv) 14,193,030 shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series A-2 Preferred Stock.” The class of Common Stock shall be subdivided into two series consisting of 175,000,000 shares designated as Class A Common Stock, (the “Class A Common Stock”), and 35,615,000 shares designated as Class B Common Stock (the “Class B Common Stock”). For the avoidance of doubt, the Class A Common Stock and the Class B Common Stock are separate series within the class of Common Stock, and not separate classes of stock.”

RESOLVED, that Section 1 of Part B of Article Fourth is hereby amended and restated in its entirety to read as follows:

“1. Dividends.

The holders of then outstanding shares of Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors, out of any funds and assets legally available therefor, dividends equal to the applicable Dividend Amount (as defined below) for each share of Preferred Stock, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) during the same calendar year. The right to receive dividends on shares of Preferred Stock pursuant to the preceding sentence of this Section 1 shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the applicable Dividend Amount for each series of Preferred Stock. Subject to the preferential rights described above, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) in any calendar year unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to the dividends payable pursuant to the first sentence of this Section 1, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock, the product of (A) the dividend declared, paid or set aside on such Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Preferred Stock; (ii) in the case of a dividend on a class or series of capital stock that is convertible into Common Stock, the product of (A) the dividend declared, paid or set aside per share of such class or series of capital stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Preferred Stock, divided by the number of shares of Common Stock issuable upon conversion of a share of such class or series of capital stock; or (iii) in the case of a dividend on any class or series that is not convertible into Common Stock, the product of (A) the amount of the dividend payable on each share of such class or series of capital stock divided by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of a series of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend for such series of Preferred Stock. The “Original Issue Price” shall mean, with respect to the Seed Preferred Stock, $1.0000 per share, with respect to the Series Seed-1 Preferred Stock, $0.5000 per share, with respect to the Series A Preferred Stock, $2.59755 per share, and with respect to the Series A-2 Preferred Stock, $4.9320 per share, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable Preferred Stock. The “Dividend Amount” shall mean, with respect to any series of Preferred Stock, 8% of the Original Issue Price of such series of Preferred Stock.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on July 6, 2026.

/s/ Kurt Terrani
Kurt Terrani, Chief Executive Officer

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